Axon Reports Record Revenue of $101 million, GAAP EPS of $0.24

Scottsdale, Ariz., May 8, 2018— Axon (Nasdaq: AAXN), the global leader in public safety technology, today released the following quarterly update letter to shareholders.

•	Record quarterly revenue of $101 million, up 28% year-over-year

•	Record Software & Sensors quarterly bookings of $98 million

•	Operating margin of 13%; GAAP EPS of $0.24; Adjusted EPS of $0.32

•	Acquisition of VIEVU adds five new major city customers to Software & Sensors segment

•	Full year revenue guidance raised to 18%-20% growth and operating margin guidance reaffirmed at 300-400 basis points of expansion

Dear shareholders,

Axon is executing upon its mission of saving lives and enabling fair and effective public safety and we continue to grow in relevance to the police agency customers we serve. Our strong Q1 2018 revenue and profit reflect our laser focus on execution across all aspects of our business.

Last week, we announced the strategic acquisition of VIEVU from The Safariland Group. The purchase price consisted of $4.6 million in cash and $2.5 million in common stock issued to Safariland at closing. Deal terms also include consideration of up to approximately 141,000 shares of common stock, contingent upon achieving certain milestones over the next two years, as well as minimum holster purchases. The transaction adds five major city customers and hundreds of smaller agencies to Axon's customer base. The majority of VIEVU's employees are based in Seattle and are expected to be integrated into Axon's Seattle office.

To recap, our strategic growth areas are TASER weapons, Sensors hardware including on-officer body cameras and Axon Fleet in-car video systems, our Evidence.com connected software network and Axon Records and Computer Aided Dispatch software. On the bottom line, we are right-sizing our investments to match the opportunity set and continuing to work toward delivering break-even operating margins in our Software & Sensors segment by the end of 2020.

In June, we will host Axon Accelerate, our third-annual user conference that is quickly becoming the premier law enforcement technology conference. We're very pleased with our progress and the interest we see from our customers in adopting our new products. We expect Axon Accelerate attendance to triple over last year as public safety's best and brightest engage in a symposium of thought-leadership blended with hands-on training.

Summary of Q1 2018 Results(1):

•	Net sales increased 28% to $101.2 million in Q1 2018 compared to $79.2 million in Q1 2017.

•	Consolidated gross margin was 63.7% in Q1 2018 compared to 61.4% in Q1 2017.

•	Total operating expenses in Q1 2018 were $50.9 million, compared to $43.3 million in Q1 2017.

•	Income from operations was $13.6 million in Q1 2018 compared to $5.4 million in Q1 2017. Operating margin in Q1 2018 was 13.4% compared to 6.8% in Q1 2017.

•	GAAP net income for Q1 2018 was $12.9 million, or $0.24 per diluted share, compared to net income of $4.6 million, or $0.09 per diluted share, in Q1 2017.

(1) Amounts for Q1 2017 have not been adjusted under the modified retrospective method of adoption of Topic 606, and are presented consistent with the prior period amounts reported under ASC 605. Revenue for Q1 2018 would have been $99.5 million under ASC 605.

•	Non-GAAP net income for Q1 2018 was $17.1 million, or $0.32 per share, and excludes $4.1 million in stock-based compensation expense.

•	Adjusted EBITDA for Q1 2018 was $21.3 million compared to $10.4 million in Q1 2017. This represents 106% growth year-over-year. We calculate adjusted EBITDA by adding back to EBITDA the following:

◦	$4.1 million in stock-based compensation expense for Q1 2018 and $3.4 million for Q1 2017.

•	Cash flows from operations totaled $18.8 million in Q1 2018. Cash, cash equivalents, and short-term investments were $96.8 million at March 31, 2018, compared with $82.0 million at December 31, 2017.

TASER Weapons:

•
TASER Weapons segment revenue increased 10% to $63.5 million in Q1 2018 compared to $57.7 million in Q1 2017 as we executed upon our mission to make a TASER CEW (conducted electrical weapon) available to every officer.

•	TASER Weapons segment gross margin was 67.7% in Q1 2018 compared to 68.7% in Q1 2017.

We are seeing sustained demand for TASER weapons driven by three primary factors.

First, we are seeing a trend toward full deployments with US law enforcement agencies. Customers are shortening their upgrade cycles to five years from eight years, encouraged by our TASER 60 five-year payment plan and our Officer Safety Plan, which combines our body cameras and cloud software with a TASER handle. In Q1 2018, about 40% of TASER unit orders were on a service plan.

Second, we are seeing strong international demand, including encouraging developments in several European markets. The Italian government, for instance, is in the process of legalizing the TASER weapon for widespread use and Axon expects TASER X2 trials to begin soon in Milan, Brindisi, Caserta, Catania, Padua, and Reggio Emilia. Additionally, we are starting TASER trials in Germany and see a strong pipeline in the UK.

Lastly, we are expanding our customer base into adjacent markets. In 2017, for example, domestic law enforcement represented about 74% of TASER weapons sales, by handle unit volume (excluding cartridges). Other segments included international law enforcement (13%), US federal agencies (6%), university offices of public safety (2%), departments of corrections (1%) and private security and other non-law enforcement agencies (4%).

We continue to vigorously defend our intellectual property. In April, a Florida federal district court ruled in favor of Axon against PhaZZer Electronics, Inc. for its willful infringement of Axon's patent and trademark rights concerning its sale of the PhaZZer Enforcer CEW and probe cartridges. We previously obtained CEW patent infringement injunctions against Stinger Systems in 2010 and Karbon Arms in 2014.

Software & Sensors:

We've been very active in our Software & Sensors segment and we're pleased with our Q1 results.

Operational highlights since our last quarterly update include the purchase of VIEVU; the commencement of camera shipments to the Victoria Police in Australia, which represents our second largest body camera unit deployment after the London Metropolitan Police; significant orders from the UK's Kent and Essex police forces; and reaching full deployment in the Chicago Police Department with around 7,000 body-worn cameras.

•	Software & Sensors segment revenue grew 75% year-over-year to $37.7 million in Q1 2018 compared to $21.6 million in Q1 2017.

◦	Axon Cloud revenue (previously referred to as Service revenue) was $20.2 million in Q1 2018 compared to $11.8 million in Q1 2017, representing 72% year-over-year growth.

◦	Sensors and Other revenue (previously referred to as Product revenue) was $17.5 million in Q1 2018 compared to $9.8 million in Q1 2017, representing 78% year-over-year growth.

•	Software & Sensors segment gross margin was 57.0% in Q1 2018 compared to 41.8% in Q1 2017.

◦	Axon Cloud gross margin was 78.7% in Q1 2018, compared to 70.2% in Q1 2017, the strength driven by higher revenue and completion of our data migration to Microsoft Azure.

◦	Sensors and Other gross margin was 31.9% in Q1 2018 compared to 7.9% in Q1 2017. We benefited from higher pricing in Q1 2018 and we continue to target 25% gross margins in this part of the business.

•	Software & Sensors annual recurring revenue grew 80% year-over-year to $83.3 million in Q1 2018 compared to $46.2 million in Q1 2017.

•	Q1 2018 Software & Sensors bookings were a record $97.5 million, including about $38 million in international bookings. The average life of our bookings is about 4.5 years.

•
As of March 31, 2018, in the Software & Sensors segment, we had approximately $570 million of backlog, which is disclosed as remaining performance obligations. This metric replaces our previous disclosure of Future Contracted Revenue.

•
As of March 31, 2018, 38 of the 69 U.S. major city law enforcement agencies had purchased Axon body-worn cameras or our digital evidence management solution: Albuquerque, Atlanta, Austin, Baltimore, Baltimore County, Charlotte-Mecklenburg, Chicago, Cincinnati, Cleveland, Dallas, Denver, Fort Worth, Fresno, Las Vegas, Los Angeles, Louisville, Memphis, Mesa, Miami, Milwaukee, Minneapolis, Montgomery County, New Orleans, Omaha, Philadelphia, Pittsburgh, Sacramento, Salt Lake City, San Antonio, San Diego, San Francisco, San Jose, Seattle, Tampa, Tucson, Virginia Beach, Washington DC, and Wichita.

◦	Axon's acquisition of VIEVU, which we announced last week, adds five new major city agencies to our body camera customer base.

•
Axon's Evidence.com platform user count continued to grow, extending our market leadership. During the three months ended March 31, 2018, we booked approximately 25,400 seats on our digital evidence management platform, Evidence.com, net of renewals. Since inception, we have booked cumulative Evidence.com licenses of approximately 226,900.

Product Pipeline:

Evidence.com - In February, we successfully rolled out Redaction Studio to Evidence.com customers in the US, Australia, Canada and the UK. The software capability helps users to more easily redact video, solving a giant pain point for our customers. Redaction Studio has already been a determining factor in competitive RFPs, helping agencies to select Axon as their body camera provider. It is included within our Pro software licensing tier.

Artificial Intelligence & Machine Learning - We are taking a smart and strategic approach to the use of AI and ML in policing technology. We are cognizant of the concerns around privacy rights and the risks associated with the use of AI technology. Accordingly, we recently announced the formation of a transparent AI Ethics Board to help ensure we balance both the risks and benefits of deploying this technology.

Axon Records - Our Axon Records engineering and design teams in Seattle are making progress against 2018 product milestones, including introducing report writing capability to our development partner agencies.

To recap, Axon Records is our technology solution that will reduce the time officers spend writing reports so they can spend more time policing. Modern police record-keeping is fundamentally about gathering the evidence associated with an event and transferring it to a prosecutor to use in the court system. Axon's market-leading body camera data management solution, Evidence.com, is highly valuable because digital video evidence is often critically important to the larger incident record. Axon Records builds out our existing software ecosystem by marrying body camera video with other incident data, streamlining and using the body camera to assist in reporting, and allowing records to be securely stored and shared beyond the agency.

Axon Records remains in its pre-revenue investment phase. We have a robust team of developers in our Seattle office who have deployed the solution with several police agency development partners, which are running early iterations of the product. We believe Axon Records expands our total addressable market by more than $2 billion.

Outlook:

We are providing the following updated guidance for the full year ending December 31, 2018:

•	Raising revenue growth guidance from 16%-18% to 18%-20%;

•	Operating margin expansion of 300 basis points to 400 basis points over 2017;

◦
Operating margin guidance excludes non-recurring transaction and integration costs related to the VIEVU acquisition, and non-cash stock-based compensation expense associated with CEO Rick Smith's 10-year compensation plan, which is subject to shareholder vote at our May 24 annual meeting;

•	A normalized tax rate of 20% to 25%, which can fluctuate depending on geography of income and the effects of discrete items, including changes in our stock price; and

•	Capital expenditures in the range of $12 million to $16 million.

We look forward to providing more details on our quarterly earnings call this afternoon and updating you on our progress throughout the year.

Signed,
Rick Smith, CEO
Luke Larson, President
Jawad Ahsan, CFO

QUARTERLY CONFERENCE CALL & WEBCAST:

We will host our Q1 2018 earnings conference call on Tuesday, May 8, 2018 at 2 p.m. PT / 5 p.m. ET.

To join the live audio call, please dial 877-303-9126 (domestic) or +1-253-237-1156 (international) and use conference ID number 2962109.

The call will be available via live audio webcast and archived replay on Axon's investor relations website at http://investor.axon.com.

We have posted to our website supplemental materials including key operating metrics and additional information at http://investor.axon.com/events-and-presentations.

Statistical Definitions:

Software & Sensors bookings are an indication of the activity the Company is seeing relative to Software & Sensors hardware, software and Evidence.com. We consider bookings to be a statistical measure defined as the sales price of orders (not invoiced sales), including contractual optional periods we expect to be exercised, net of cancellations, placed in the relevant fiscal period, regardless of when the products or services ultimately will be provided. Most bookings will be invoiced in subsequent periods.

Due to municipal government funding rules, in some cases certain of the future period amounts included in bookings are subject to budget appropriation or other contract cancellation clauses. Although Axon has entered into contracts for the delivery of products and services in the future and anticipates the contracts will be fulfilled, if agencies do not exercise contractual options, do not appropriate money in future year budgets or do enact a cancellation clause, revenue associated with these bookings may not ultimately be recognized, resulting in a future reduction to bookings.

For more information relative to our revenue recognition policies, please reference our SEC filings.

Non-GAAP Measures:

To supplement the Company’s financial results presented in accordance with GAAP, we present the non-GAAP financial measures of Adjusted EPS, EBITDA, Adjusted EBITDA and Free Cash Flow. Our management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented at the end of the release.

Adjusted EPS is defined as the tax-adjusted earnings per share excluding the costs of non-cash stock-based compensation and excluding certain other items, including net gain/loss on write-down/disposal/abandonment of property, equipment and intangible assets; and loss on impairment.

EBITDA is defined as consolidated net income before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA, as presented herein, is defined as EBITDA before certain other items, including: stock-based compensation; net gain/loss on write-down/disposal/abandonment of property, equipment and intangible assets; and loss on impairment.

Free Cash Flow is defined as cash flows provided by operating activities minus purchases of property, plant and equipment, and intangible assets.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

•	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and

•
these non-GAAP financial measures were not prepared in accordance with GAAP and investors should not assume that the non-GAAP financial measures presented in this earnings release were prepared under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

About Axon

The Axon network is a network of devices, apps and people that helps law enforcement become smarter and safer. Our mission is to protect life. Our technologies give law enforcement the confidence, focus and time they need to keep their communities safe. Our products impact every aspect of an officer's day-to-day experience:

•
In the field- Our Smart Weapons offer a less-lethal intermediate use of force response and our body-worn and in-car cameras collect video evidence to capture the truth of an incident; and our mobile applications enable simple evidence collection.

•
At the station- Our secure, cloud-based digital evidence management solution allows officers and command staff to manage, review, share and process digital evidence using forensic, redaction, transcription, and other tools.

•	In the courtroom- Our solutions for prosecutors make collaborating across jurisdictions and agencies easy so that cases can be resolved quickly.

We work hard for those who put themselves in harm's way for all of us. To date, there are more than 226,900 software seats booked on the Axon network around the world and about 200,000 lives and countless dollars have been saved with the Axon network of devices, apps and people. Learn more at www.axon.com or by calling (800) 978-2737.

Facebook is a trademark of Facebook, Inc., PhaZZer is a trademark of PhaZZer Electronics, Inc., Safariland is a trademark of Safariland, and Twitter is a trademark of Twitter, Inc.

Axon, Axon Fleet, Axon Network, Evidence.com, the “Axon Delta” logo, “Protect Life,” Smart Weapons, TASER, X2, and X26P are trademarks of Axon Enterprise, Inc., some of which are registered in the US and other countries. For more information, visit www.axon.com/legal. All rights reserved.

Follow Axon here:

•	Axon on Twitter: https://twitter.com/axon_us

•	Axon on Facebook: https://www.facebook.com/Axon.ProtectLife/

Note to Investors

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding our expectations, beliefs, intentions or strategies regarding the future. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. The forward-looking information is based upon current information and expectations regarding Axon Enterprise, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Axon Enterprise, Inc. assumes no obligation to update the information contained in this press release, except as required by law.

We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements herein. Such factors include, but are not limited to: market acceptance of our products; our dependence on sales of our TASER X26P and X2 CEWs; acceptance of our Evidence.com software as a service delivery model by our law enforcement customers; our ability to design, introduce and sell new products; delays in development schedules; rapid technological change and competition; product defects; breach of our security measures resulting in unauthorized access to customer data; outages and disruptions relating to our Evidence.com service; budgetary and political constraints of prospects and customers; the length of our sales cycle and our ability to realize benefits from our marketing and selling efforts; our exposure to cancellations of government contracts due to appropriation clauses or non-exercise of contractually optional periods; changes in civil forfeiture laws; the long-term revenue recognition cycle for our SaaS Evidence.com product; our reliance on third party cloud-based storage providers; litigation risks resulting from alleged product-related injuries and media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this publicity could have on sales; the outcome of pending or future litigation; our ability to protect our intellectual property as well as intellectual property infringement claims and relating litigation costs; challenges obtaining and enforcing our patent rights in foreign countries; risks of governmental regulations, including regulations of our products by the United States Consumer Product Safety Commission, regulation of our products as a "crime control" product by the Federal government, state and local government regulation and foreign regulation and the adverse effects that could result from our products being classified as firearms by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; regulatory and political challenges presented by international markets; the possibility that the United States may withdraw from or materially modify the North American Free Trade Agreement; the adverse effect of the United Kingdom’s exit from the European Union; our compliance with regulations governing the environment, including but not limited to, regulations within the European Union; regulations relating to voice, data and communications services; regulations relating to conflict minerals; our dependence on third party suppliers for key components of our products; component shortages; rising costs of raw materials and transportation relating to petroleum prices; that we may experience declines in gross margins due to a shift in product sales from CEWs to sensor devices; our ability to manage our growth and increase manufacturing production to meet demand; establishment and expansion of our direct and indirect distribution channels; our ability to pursue sales directly with customers; risks relating to acquisitions and joint ventures; goodwill impairment; catastrophic events; the adverse effects on our operations and financial results from foreign currency fluctuations; fluctuations in our effective tax rate; counter-party risks relating to cash balances held in excess of FDIC insurance limits; employee retention risks; volatility in our stock price; quarterly fluctuations in our operating results; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2017.

Please visit http://investor.axon.com, https://www.axon.com/press,www.twitter.com/axon_us and https://www.facebook.com/Axon.ProtectLife/ where Axon discloses information about the company, its financial information, and its business.

Visit our Investor Relations Safe Harbor Statement at: http://investor.axon.com/safeHarbor.cfm

For investor relations information please contact Andrea James via email at IR@axon.com.

# # #

AXON ENTERPRISE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2018	2017 (1)
Net sales from products	$80,974	$67,491
Net sales from services	20,241	11,751
Net sales	101,215	79,242
Cost of product sales	32,434	27,072
Cost of service sales	4,320	3,500
Cost of sales	36,754	30,572
Gross margin	64,461	48,670
Operating expenses:
Sales, general and administrative	35,759	30,857
Research and development	15,119	12,463
Total operating expenses	50,878	43,320
Income from operations	13,583	5,350
Interest and other income, net	1,263	206
Income before provision for income taxes	14,846	5,556
Provision for income taxes	1,920	976
Net income	$12,926	$4,580
Net income per common and common equivalent shares:
Basic	$0.24	$0.09
Diluted	$0.24	$0.09
Weighted average number of common and common equivalent shares outstanding:
Basic	53,119	52,418
Diluted	54,532	53,677
(1) Amounts for the three months ended March 31, 2017 have not been adjusted under the modified retrospective method of adoption of Topic 606, and are presented consistent with the prior period amounts reported under ASC 605.

AXON ENTERPRISE, INC.
SEGMENT REPORTING
(Unaudited)
(dollars in thousands)

	Three Months Ended March 31, 2018			Three Months Ended March 31, 2017 (1)
	TASER Weapons	Software and Sensors	Total	TASER Weapons	Software and Sensors	Total

Net sales from products (2)	$63,524	$17,450	$80,974	$57,671	$9,820	$67,491
Net sales from services (3)	—	20,241	20,241	—	11,751	11,751
Net sales	63,524	37,691	101,215	57,671	21,571	79,242
Cost of product sales	20,543	11,891	32,434	18,026	9,046	27,072
Cost of service sales	—	4,320	4,320	—	3,500	3,500
Cost of sales	20,543	16,211	36,754	18,026	12,546	30,572
Gross margin	42,981	21,480	64,461	39,645	9,025	48,670
Sales, general and administrative	21,265	14,494	35,759	17,216	13,641	30,857
Research and development	2,960	12,159	15,119	2,212	10,251	12,463
Income (loss) from operations	$18,756	$(5,173)	$13,583	$20,217	$(14,867)	$5,350

Gross margin %	67.7%	57.0%	63.7%	68.7%	41.8%	61.4%
Operating margin %	29.5%	(13.7)%	13.4%	35.1%	(68.9)%	6.8%

(1) Amounts for the three months ended March 31, 2017 have not been adjusted under the modified retrospective method of adoption of Topic 606, and are presented consistent with the prior period amounts reported under ASC 605.

(2) Software and Sensors “products” revenue consists of sensors, including on-officer body cameras, Axon Fleet cameras, other hardware sensors, warranties on sensors, and other products, and is sometimes referred to as Sensors and Other revenue.

(3) Software and Sensors “services” revenue comprises sales related to the Axon Cloud, which includes Evidence.com, cloud-based evidence management software revenue, other recurring cloud-hosted software revenue and related professional services, and is sometimes referred to as Axon Cloud revenue.

AXON ENTERPRISE, INC.
Software and Sensors Bookings by Quarter
(Unaudited)
(in thousands)

	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017

Bookings	$97,528	$71,154	$77,976	$81,942	$60,080

AXON ENTERPRISE, INC.
UNIT SALES STATISTICS
(Unaudited)
Units in whole numbers

	Three Months Ended March 31,
	2018	2017	Unit Change	Percent Change

TASER X26P	15,720	15,361	359	2.3%
TASER X2	20,501	17,137	3,364	19.6
TASER Pulse and Bolt	4,000	3,572	428	12.0
Cartridges	532,952	595,986	(63,034)	(10.6)
Axon Body	21,874	20,313	1,561	7.7
Axon Flex	3,693	3,101	592	19.1
Axon Fleet	1,857	—	1,857	*
Axon Dock	5,844	4,875	969	19.9
TASER Cam	3,528	1,339	2,189	163.5

* Not meaningful

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
Dollars in thousands

	Three Months Ended March 31,
	2018	2017 (1)
EBITDA and adjusted EBITDA:
Net income	$12,926	$4,580
Depreciation and amortization	2,411	1,604
Interest expense	20	38
Investment interest income	(75)	(267)
Provision for income taxes	1,920	976
EBITDA	$17,202	$6,931

Adjustments:
Stock-based compensation expense	$4,093	$3,447
Net loss on disposal of property and equipment	34	—
Adjusted EBITDA	$21,329	$10,378
Adjusted EBITDA as a percentage of net sales	21.1%	13.1%
Net income as a percentage of net sales	12.8%	5.8%

	Three Months Ended March 31,
	2018	2017 (1)
Non-GAAP net income:
GAAP net income	$12,926	$4,580
Plus non-recurring items:
Loss on disposal of property and equipment	34	—
Non-GAAP net income excluding non-recurring items	12,960	4,580
Stock-based compensation expense	4,093	3,447
Non-GAAP net income	$17,053	$8,027

	Three Months Ended March 31,
	2018	2017 (1)
Non-GAAP diluted earnings per share:
GAAP net income	$0.24	$0.09
Plus non-recurring items:
Loss on disposal of property and equipment	—	—
Non-GAAP net income excluding non-recurring items	0.24	0.09
Stock-based compensation expense	0.08	0.05
Non-GAAP diluted earnings per share	$0.32	$0.14

Weighted average number of diluted common and common equivalent shares outstanding	54,069	53,173
(1) Amounts for the three months ended March 31, 2017 have not been adjusted under the modified retrospective method of adoption of Topic 606, and are presented consistent with the prior period amounts reported under ASC 605.

AXON ENTERPRISE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$92,330	$75,105
Short-term investments	4,475	6,862
Accounts and notes receivable, net	87,849	56,064
Contract assets, net	9,278	—
Inventory	43,104	45,465
Prepaid expenses and other current assets	21,934	21,696
Total current assets	258,970	205,192

Property and equipment, net	31,175	31,172
Deferred income tax assets, net	14,200	15,755
Intangible assets, net	17,496	18,823
Goodwill	14,947	14,927
Long-term notes receivable, net of current portion	34,624	36,877
Other assets	21,573	15,366
Total assets	$392,985	$338,112

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$11,692	$8,592
Accrued liabilities	34,869	23,502
Current portion of deferred revenue	76,141	70,401
Customer deposits	3,155	3,673
Current portion of business acquisition contingent consideration	2,505	1,693
Other current liabilities	348	89
Total current liabilities	128,710	107,950

Deferred revenue, net of current portion	58,003	54,881
Liability for unrecognized tax benefits	1,810	1,706
Long-term deferred compensation	3,804	3,859
Business acquisition contingent consideration, net of current portion	201	1,048
Other long-term liabilities	934	1,224
Total liabilities	193,656	170,668

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	202,344	201,672
Treasury stock	(155,947)	(155,947)
Retained earnings	155,105	123,185
Accumulated other comprehensive income	(2,174)	(1,467)
Total stockholders’ equity	199,329	167,444
Total liabilities and stockholders’ equity	$392,985	$338,112

AXON ENTERPRISE, INC.
SELECTED CASH FLOW INFORMATION
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2018	2017 (1)

Net income	$12,926	$4,580
Depreciation and amortization	2,411	1,604
Stock-based compensation	4,093	3,447
Net cash provided by (used in) operating activities	18,770	(6,609)
Net cash provided by investing activities	1,268	9,884
Net cash used in financing activities	(3,484)	(1,877)
Cash, cash equivalents and restricted cash, end of period	94,798	41,974
(1) Amounts for the three months ended March 31, 2017 have not been adjusted under the modified retrospective method of adoption of Topic 606, and are presented consistent with the prior period amounts reported under ASC 605.

	Three Months Ended March 31,
	2018	2017 (1)

Net cash provided by (used in) operating activities	$18,770	$(6,609)
Purchases of property and equipment	(1,063)	(2,343)
Purchases of intangible assets	(34)	(95)
Purchase of property and equipment and intangible assets, including goodwill, in connection with business acquisitions	—	(8,549)
Free cash flow (deficit), a non-GAAP measure	$17,673	$(17,596)

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